Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Julia Hallisey
Investor Relations Tel: +1-203-504-1063

Aircastle Announces First Quarter 2007 Results

First Quarter 2007 Highlights

-	Net income of $21.5 million, or $0.36 per diluted common share (including non-cash charges of $23.7 million for depreciation and share-based compensation expense), on revenues of $70.0 million.

-	Completed $469.3 million in acquisitions and had outstanding commitments to acquire $1.43 billion of aviation assets as of March 31, 2007.

-	Declared first quarter dividend of $0.50 per share, an increase of 14% over fourth quarter 2006 dividend.

-	Successfully completed a follow-on public equity offering on February 13, 2007 raising $512.3 million in gross proceeds.

Summary of Financial Results

Stamford, CT. May 14, 2007 - Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported first quarter net income of $21.5 million (including non-cash charges of $23.7 million for depreciation and share-based compensation expense), or $0.36 per diluted common share. Income from continuing operations was $20.9 million, and income from discontinued operations of $684,000 reflects one aircraft being designated as held for sale during the quarter.

First quarter revenue of $70.0 million increased 17.5% versus the fourth quarter 2006, and 123% over first quarter 2006. Income from continuing operations grew 9.4% over fourth quarter 2006 and 181% year over year. The increases in both revenues and income from continuing operations reflect the continued growth in our portfolio of aviation assets compared to the prior periods.

Investments in Aviation Assets

As of March 31, 2007 Aircastle owned aviation assets having an aggregate purchase price of $2.24 billion, including 77 aircraft all of which are on lease or subject to binding lease commitments, and one aircraft designated as held for sale. Aircastle also has outstanding commitments to acquire $1.43 billion in aviation assets as of March 31, 2007, which combined with its owned portfolio aggregates to $3.67 billion including 115 aircraft leased to 47 lessees located in 27 countries, with one aircraft designated as held for sale.

On January 22, 2007 Aircastle entered into a definitive purchase agreement with Guggenheim Aviation Investment Fund L.P. (“GAIF”) to purchase 38 aircraft for an aggregate purchase price of approximately $1.6 billion. The aircraft are scheduled to be delivered through February 2009, with 28 of these aircraft scheduled for delivery in 2007.

During the first quarter of 2007 Aircastle acquired $469.3 million of aviation assets including nine aircraft for $454.0 million and secured debt investments of $15.3 million. First quarter 2007 acquisitions included six aircraft for $265.5 million as part of the GAIF transaction.

Joe Adams, Deputy Chairman of Aircastle, commented, “We had an exceptionally strong first quarter in terms of investment activity - committing to $1.7 billion and closing $469.3 million of new investments. Overall, we are very pleased with the pace of growth of the business, having sourced over $1.4 billion in investments closed or expected to close in 2007. This significant level of investment activity puts us in a great position to continue to grow our dividend.”

Aircastle’s CEO, Ron Wainshal, added, "I am excited about the growth of our business and our ability to source a broad range of new investments in a competitive marketplace. In the first five months of 2007, we already committed and closed more assets than 2006 and I anticipate we will continue to build on this success while focusing on efficiently financing and managing the integration of aircraft in our portfolio."

Capital Markets Activity

In conjunction with the Guggenheim acquisition agreement, Aircastle increased its capacity under its senior secured warehouse facility and its senior secured revolving credit facility to $1.25 billion and $450.0 million, respectively, and successfully completed a follow-on equity offering which generated $512.3 million in gross proceeds during February 2007. After completion of the follow-on equity offering, borrowing capacity under the revolving credit facility was reduced to $250.0 million.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Monday, May 14, 2007 at 11:00 A.M. Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (877) 704-5379 (from within the U.S.) or (913) 312-1293 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the "Aircastle First Quarter Earnings Call."

A webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for three months following the call.

For those who are not available to listen to the live call, a replay will be available until 11:59 P.M. Eastern time on Monday, May 21, 2007 by dialing (888) 203-1112 (from within the U.S.) or (719) 457-0820 (from outside of the U.S.); please reference passcode "7195493.”

About Aircastle Limited

Aircastle Limited is a global aviation company that acquires and leases high-utility commercial jet aircraft to airlines throughout the world. As of April 30, 2007, Aircastle had acquired and committed to acquire aviation assets having an aggregate purchase price equal to $2.5 billion and $1.4 billion, respectively, for a total of approximately $3.9 billion.

Safe Harbor
Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to acquire and lease aircraft, pay and grow dividends, realize gains or income from our debt investments, secure financing and increase revenues and earnings. Words such as ‘‘anticipate(s)’’, ‘‘expect(s)’’, ‘‘intend(s)’’, ‘‘plan(s)’’, ‘‘target(s)’’, ‘‘project(s)’’, ‘‘believe(s)’’, ‘‘will’’, ‘‘would’’, ‘‘seek(s)’’, ‘‘estimate(s)’’ and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle Limited can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Aircastle Limited's expectations include, but are not limited to, our significant customer concentration; our continued ability to obtain additional capital to finance our growth; our continued ability to acquire aircraft at attractive prices; our continued ability to obtain favorable tax treatment in Bermuda and other jurisdictions; our ability to pay or maintain dividends; our ability to lease aircraft at favorable rates and maintain the value of our aircraft; our ability to realize gains or income from our debt investments; general economic conditions and economic conditions in the markets in which we operate; competitive pressures within the industry and/or markets in which we operate; the creditworthiness of our airline customers; interest rate fluctuations; our ability to obtain certain required licenses and approvals; the impact of future terrorist attacks or wars on the airline industry; our concentration of leases in certain geographical regions; and other risks detailed from time to time in Aircastle’s filings with the Securities and Exchange Commission (‘SEC”), including its Annual Report on Form 10-K filed with the SEC on March 22, 2007. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Aircastle Limited and Subsidiaries
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2006	2007
Revenues
Lease rentals	$29,752	$67,358
Interest income	1,641	2,588
Other revenue	—	58
Total revenues	31,393	70,004
Expenses
Depreciation	9,076	21,633
Interest (net of interest income of $1,035 and $1,761 for 2006 and 2007, respectively)	7,364	16,730
Selling, general and administrative (including non-cash share based payment expense of $1,292 and $1,258 for 2006 and 2007, respectively)	5,874	8,497
Other expenses	640	382
Total expenses	22,954	47,242
Income from continuing operations before income taxes	8,439	22,762
Income tax provision	1,004	1,905
Income from continuing operations	7,435	20,857
Earnings from discontinued operations, net of income taxes	3,745	684
Net income	$11,180	$21,541
Basic earnings per share:
Income from continuing operations	$.18	$.35
Earnings from discontinued operations, net of income taxes	.09	.01
Net income per share	$.27	$.36
Diluted earnings per share:
Income from continuing operations	$.18	$.35
Earnings from discontinued operations, net of income taxes	.09	.01
Net income per share	$.27	$.36
Dividends declared per share	$—	$.50

Aircastle Limited and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	December 31, 2006	March 31, 2007
ASSETS		(unaudited )
Cash and cash equivalents	$58,118	$49,008
Accounts receivable	7,696	3,516
Debt securities	121,273	124,532
Restricted cash and cash equivalents	106,069	121,442
Flight equipment held for sale	31,280	30,462
Flight equipment held for lease, net of accumulated depreciation of $64,111 and $85,593	1,559,364	1,991,768
Leasehold improvements, furnishings and equipment, net of accumulated depreciation of $694 and $842	1,506	1,340
Fair value of derivative assets	313	163
Aircraft purchase deposits	4,650	13,250
Other assets	28,434	34,767
Total assets	$1,918,703	$2,370,248
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings under credit facilities	$442,660	$376,283
Borrowings from securitization	549,400	544,000
Accounts payable, accrued expenses and other liabilities	31,384	34,440
Dividends payable	22,584	33,640
Lease rentals received in advance	11,068	14,044
Repurchase agreements	83,694	80,044
Security deposits	39,767	48,734
Maintenance payments	82,914	102,472
Fair value of derivative liabilities	18,035	29,425
Total liabilities	1,281,506	1,263,082
Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Preference shares, $.01 par value, 50,000,000 shares authorized, no shares issued and outstanding at December 31, 2006 and March 31, 2007	—	—
Common shares, $.01 par value, 250,000,000 shares authorized, 51,621,279 shares issued and outstanding at December 31, 2006; and 67,268,329 shares issued and outstanding at March 31, 2007	516	670
Additional paid-in capital	630,154	1,124,103
Dividends in excess of earnings	(3,382)	(15,475)
Accumulated other comprehensive income (loss)	9,909	(2,132)
Total shareholders’ equity	637,197	1,107,166
Total liabilities and shareholders’ equity	$1,918,703	$2,370,248

Aircastle Limited and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2006	2007
Cash flows from Operating activities
Net income	$11,180	$21,541
Adjustments to reconcile net income to net cash provided by operating activities (inclusive of amounts related to discontinued operations)
Depreciation	9,915	22,394
Amortization of deferred financing costs	793	1,514
Amortization of lease premiums and discounts, and other related lease items	(163)	(1,701)
Deferred income taxes	155	1,892
Accretion of purchase discounts on debt securities	(266)	(208)
Non-cash share based payment expense	1,292	1,258
Cash flow hedges reclassified into earnings	—	(1,007)
Ineffective portion of cash flow hedges	(253)	42
Gain on the sale of flight equipment	(2,240)	—
Changes in certain assets and liabilities:
Accounts receivable	(377)	4,180
Restricted cash and cash equivalents	(31,689)	(15,373)
Other assets	(222)	(458)
Accounts payable, accrued expenses and other liabilities	(570)	(5,056)
Lease rentals received in advance	920	2,976
Security deposits and maintenance payments	25,429	28,525
Net cash provided by operating activities	13,904	60,519
Cash flows from investing activities
Acquisition and improvement of flight equipment	(200,456)	(446,390)
Disposition of flight equipment held for sale	57,157	—
Restricted cash from disposition of flight equipment held for sale	(20,325)	—
Purchase of debt securities	(92,726)	(15,251)
Margin call on derivative	—	(5,660)
Leasehold improvements, furnishings and equipment	(199)	—
Aircraft purchase deposits	(1,716)	(8,600)
Principal repayments on debt securities	3,106	12,664
Net cash used in investing activities	(255,159)	(463,237)
Cash flows from financing activities
Issuance of common shares, net	36,932	493,056
Repurchase of shares from employee	—	(210)
Credit facility borrowings	114,937	486,584
Securitization repayments	—	(5,400)
Credit facility repayments	(36,666)	(552,961)
Deferred financing costs	(2,106)	(1,227)
Proceeds from repurchase agreements	75,968	140
Principal repayment on repurchase agreement	(199)	(3,790)
Dividends paid	—	(22,584)
Net cash provided by financing activities	188,866	393,608
Net decrease in cash and cash equivalents	(52,389)	(9,110)
Cash and cash equivalents at beginning of period	79,943	58,118
Cash and cash equivalents at end of period	$27,554	$49,008